Exhibit 99.1

For Immediate Release

Investor Contact:	Media Contact:
Inspire Pharmaceuticals, Inc.	BMC Communications
Jenny Kobin	Dan Budwick
VP, Investor Relations and Corporate Communications (919) 941-9777, Extension 219	(212) 477-9007, Extension 14

Thomas R. Staab, II Chief Financial Officer (919) 941-9777, Extension 267

INSPIRE REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

- Launching AzaSite™ on August 13th -

DURHAM, NC—August 8, 2007—Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today financial results for the second quarter ended June 30, 2007, reporting a net loss of $5.9 million, or ($0.14) per share.

Total revenue for the second quarter of 2007 was $15.4 million, as compared to $13.4 million for the second quarter of 2006. Co-promotion revenue from net sales of Elestat® (epinastine HCl ophthalmic solution) 0.05% for the second quarter of 2007 was $9.7 million, a 3% increase compared to $9.4 million recognized in the second quarter of 2006. The Company achieved its 2007 net sales target level for Elestat in the second quarter and recognized $2.4 million of previously deferred revenue on net sales of Elestat. Co-promotion revenue on net sales of Restasis® (cyclosporine ophthalmic emulsion) 0.05% for the second quarter of 2007 was $5.7 million, a 41% increase compared to $4.0 million recognized in the second quarter of 2006.

Total revenue for the six months ended June 30, 2007 was $22.6 million, generated entirely from co-promotion activities, as compared to $18.9 million for the same 2006 period, which was comprised of both co-promotion and collaborative research and development revenue. Co-promotion revenues for the six months ended June 30, 2007 increased $4.9 million or 28% compared to the same period in 2006.

Operating expenses for the second quarter of 2007 totaled $21.4 million, a 7% increase compared to $20.0 million for the same period in 2006. The increase in second quarter 2007 operating expenses, as compared to the second quarter 2006, was primarily due to a $3.9 million increase in sales and marketing expenses, which reflected increased costs associated with the expansion of the sales force and other marketing and promotional activities in preparation for an August 13th launch of AzaSite™ (azithromycin ophthalmic solution) 1%. As previously announced, AzaSite received U.S. Food and Drug Administration (FDA) approval on April 27, 2007 for the treatment of bacterial conjunctivitis.

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

Operating expenses for the six months ended June 30, 2007 were $55.4 million, as compared to $40.6 million for the same period in 2006. The increase in the six-month 2007 operating expenses, as compared to the same period in 2006, was primarily due to a $12.5 million increase in research and development expenses, which reflects a $13.0 million milestone payment in the first quarter of 2007 upon Inspire’s licensing the U.S. and Canadian commercialization rights of AzaSite.

Total stock-based compensation expenses were $642,000 and $1.1 million for the second quarter and six months ended June 30, 2007, as compared to $343,000 and $703,000, respectively, for the same periods in 2006.

For the second quarter ended June 30, 2007, the Company reported a net loss of $5.9 million, or ($0.14) per share, as compared to a net loss of $5.4 million, or ($0.13) per share, for the same period in 2006. The net loss for the six months ended June 30, 2007 was $32.0 million, or ($0.76) per share, as compared to a net loss of $19.4 million, or ($0.46) per share, for the same period in 2006. Cash, cash equivalents and investments totaled $68.6 million at June 30, 2007, reflecting a $33.7 million utilization of cash and investments during the first half of 2007.

Christy L. Shaffer, Ph.D., President and CEO of Inspire, stated, “We have generated positive momentum in 2007 through the solid performance of our commercial organization and by advancing our clinical development pipeline. In addition, we have strengthened our capital position, which will enable us to support the commercialization of AzaSite and advance our late-stage clinical programs. We are now focused on the launch of AzaSite next week.”

Recent Updates Include (April 1, 2007 through August 8, 2007):

Ophthalmology Research & Development

•	Received FDA approval of AzaSite for the treatment of bacterial conjunctivitis; and

•	Presented information on bacterial conjunctivitis, dry eye and allergy at the 2007 Association for Research in Vision and Ophthalmology (ARVO) Annual Meeting.

Respiratory/Allergy Research & Development

•

Announced positive results of a Phase 2 dose-ranging clinical trial comparing epinastine nasal spray and placebo in patients with seasonal allergic rhinitis and made plans to proceed into a Phase 3 clinical program;

•

Amended the licensing agreement with FAES Farma related to U.S. and Canadian development and commercialization of oral bilastine for the treatment of allergic rhinitis; FAES agreed to conduct additional clinical work intended to strengthen the overall clinical package;

•

Exceeded 75% patient enrollment in TIGER-1, Inspire’s first Phase 3 cystic fibrosis (CF) clinical trial, and announced plans for initiation of clinical sites for TIGER-2, Inspire’s second planned Phase 3 CF trial, which will begin after enrollment is complete in TIGER-1; TIGER-2 is expected to be 24 weeks in duration and enroll approximately 350 patients; and

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

•

Presented information on allergy treatments, including bilastine and epinastine, at the XXVI Congress of the European Academy of Allergology and Clinical Immunology (EAACI), and on cystic fibrosis at 30th European Cystic Fibrosis Society (ECFS) Conference.

Sales and Marketing

•	Expanded sales force to launch AzaSite to a total of 98 representatives, who will call on eye care professionals and select high prescribing pediatricians and primary care physicians;

•	Maintained approximately a 9% market share for Elestat in the total U.S. allergic conjunctivitis market for the first six months of 2007, based on prescription data from IMS Health; and

•

In collaboration with Allergan, Inc. increased prescription volume of Restasis, the only approved prescription treatment for dry eye in the United States; Allergan reported second quarter net sales of Restasis of $77.3 million, representing an 18% increase over the same period in 2006.

Corporate

•

Amended the loan and security agreement with Silicon Valley Bank and Merrill Lynch Business Financial Services, which expanded the Company’s loan facility by an additional $20 million and amended the financial liquidity covenant;

•

Sold 140,186 shares of Series A Exchangeable Preferred Stock to the Warburg Pincus Private Equity IX Fund, at a price of $535.00 per share, for aggregate gross proceeds of $75 million; each share of Exchangeable Preferred Stock is exchangeable into 100 shares of common stock; elected Jonathan S. Leff, Managing Director of Warburg Pincus, to Inspire’s Board of Directors; and

•

Announced that on July 26, 2007, The United States District Court of the Middle District of North Carolina dismissed with prejudice a Consolidated Class Action Complaint against Inspire and certain of its present or former officers and directors;

Revised Financial Outlook for 2007

The Company is updating and revising its aggregate 2007 revenue and expense outlook. Inspire’s actual 2007 financial results will be largely dependent on the commercialization of AzaSite and the clinical and regulatory developments and the related timing of its epinastine nasal spray, denufosol, Prolacria and glaucoma programs. Based upon current Elestat and Restasis revenue trends and the pending commercialization of AzaSite, Inspire expects to record 2007 aggregate revenue in the range of $47-$57 million. The Company has revised the lower-end of its revenue range upward as it intends to recognize revenue for AzaSite upon shipment to wholesalers.

Based on projected operating plans and activities completed in the first six months, Inspire expects 2007 total operating expenses to be in the range of $115-$130 million, a reduction from previous guidance due primarily to lower research and development expenses. Costs of goods sold, amortization of the $19.0 million AzaSite approval milestone, and royalty obligations on any sales of AzaSite are expected to be in the range of $3-$6 million and will be reflected as Cost

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

of Sales. Total selling and marketing expenses are expected to be in the range of $42-$48 million. General and administrative expenses are expected to be in the range of $15-$19 million. Research and development expenses have been revised to be in the range of $55-$65 million and reflect: (a) reduced spending associated with the oral bilastine program in 2007, and (b) the latest development plans associated with Inspire’s other product candidates. The expected cash usage for the remaining six months of 2007 is expected to be in the range of $30-$45 million, which excludes proceeds from financing transactions in the last six months of the year. Accordingly, this cash usage range does not reflect any additional borrowing under the amended debt facility or the $75 million of gross proceeds received from the Warburg Pincus transaction.

Inspire will host a conference call and live webcast to discuss its second quarter 2007 financial results on Wednesday, August 8th at 10:00 a.m. ET. To access the conference call, U.S. participants may call (877) 648-7970 and international participants may call (706) 902-0415. The conference ID number is 10936761. A live webcast and replay of the call will be available on Inspire’s website at www.inspirepharm.com. A telephone replay of the conference call will be available until August 22, 2007. To access this replay, U.S. participants may call (800) 642-1687 and international participants may call (706) 645-9291. The conference ID number is 10936761.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire employs a U.S. sales force for the promotion of AzaSite™ (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCI ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Inspire is focused on the therapeutic areas of ophthalmology and respiratory/allergy, and is developing products for dry eye, cystic fibrosis, allergic rhinitis and glaucoma. Elestat and Restasis are registered trademarks owned by Allergan, Inc. AzaSite is a trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: the timing of the launch of AzaSite in the United States, or revenues and expenses associated with the commercialization of AzaSite; the general ability of the Company to leverage its clinical and commercial successes; the general progress of the Company’s development pipeline; the timing or outcome of any validation process, any additional clinical trial or trials, the success of any Special Protocol Assessment request, or discussions with the FDA or Canadian authorities regarding the Prolacria program; any additional clinical trials or discussions with the FDA regarding the bilastine program, FAES’ success in strengthening the overall clinical package for bilastine, or the timing or outcome of current clinical trials; any additional clinical trial and toxicology work, or discussions with the FDA regarding the epinastine nasal spray program; the timing or outcome of the TIGER-1 clinical trial, including the timing of completion of patient enrollment and dosing; the timing, outcome, length or size of the TIGER-2 clinical trial; the amount of net sales of Restasis

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

recorded by Allergan in 2007; the Company’s 2007 financial results, including, without limitation, aggregate revenue, total operating expenses, costs of sales, research and development expenses, selling and marketing expenses, general and administrative expenses, as well as the use of cash in 2007; a draw on the Company’s existing debt facility; and the revenue recognition policy to be used in relation to AzaSite, including timing in relation to sales of AzaSite to wholesalers and the filling and dispensing of AzaSite prescriptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

— Financial tables follow —

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Product co-promotion	$15,361	$13,437	$22,565	$17,655
Collaborative research and development	—	—	—	1,250

Total revenue	15,361	13,437	22,565	18,905
Operating expenses:
Research and development	7,975	9,173	30,740	18,282
Selling and marketing	10,347	6,457	17,868	13,553
General and administrative	3,127	4,334	6,766	8,780

Total operating expenses	21,449	19,964	55,374	40,615

Loss from operations	(6,088)	(6,527)	(32,809)	(21,710)
Other income (expense):
Interest income	827	1,185	1,888	2,393
Interest expense	(590)	(28)	(1,045)	(58)
Loss on investments	(26)	(7)	(26)	(29)

Other income, net	211	1,150	817	2,306

Net loss	$(5,877)	$(5,377)	$(31,992)	$(19,404)

Basic and diluted net loss per common share	$(0.14)	$(0.13)	$(0.76)	$(0.46)

Weighted average common shares used in computing basic and diluted net loss per common share	42,404	42,220	42,339	42,216

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Selected Balance Sheet Information

(in thousands)

	June 30, 2007	December 31, 2006
Cash, cash equivalents and investments	$68,630	$102,281
Receivables from Allergan	12,637	8,245
Inventories	1,094	—
Working capital	50,869	89,655
Total assets	109,063	116,699
Debt, including current portion	40,641	21,357
Total stockholders’ equity	47,778	78,371
Shares of common stock outstanding	42,408	42,238

# # #

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797